Exhibit 99

PRESS RELEASE

United Bancorp, Inc.  201 South 4th at Hickory Street, Martins Ferry, OH 43935

Contacts:	Scott A. Everson	Randall M. Greenwood
	Chairman, President and CEO	Senior Vice President, CFO and Treasurer
	(740) 633-0445, ext. 6154	(740) 633-0445, ext. 6181
	ceo@unitedbancorp.com	cfo@unitedbancorp.com

FOR IMMEDIATE RELEASE:	11:00 a.m. February 3, 2026

United Bancorp, Inc. Reports Respective Increases in Earnings for the 2025 Fourth Quarter and Twelve Months Ended December 31, 2025

MARTINS FERRY, OHIO ♦♦♦ United Bancorp, Inc. (NASDAQ: UBCP) reported diluted earnings per share of $0.35 and net income of $2,035,000 for the three months ended December 31, 2025. For the year ended December 31, 2025, UBCP reported diluted earnings per share of $1.34 and net income of $7,753,000.

Randall M. Greenwood, Senior Vice President, CFO and Treasurer remarked, “We are very pleased to report on the increased earnings for the fourth quarter ended December 31, 2025 and, also, the increased earnings and, overall, solid performance achieved by United Bancorp, Inc. (UBCP) for the year 2025. For the quarter, our Company produced net income and diluted earnings per share of $2,035,000 and $0.35, which are respective increases of $185,000, or 10.0%, and $0.04, or 12.9%, over the results achieved for each metric in the fourth quarter of the previous year. In addition, and on a linked-quarter basis, our Company’s net income and diluted earnings per share results also respectively increased by $104,000, or 5.4%, and $0.01 or 2.9%. For the twelve months ended December 31, 2025, UBCP produced net income of $7,753,000, an increase of $350,000, or 4.7%, and diluted earnings per share of $1.34, which is an increase of $0.07, or 5.5%, over the levels achieved the previous year. Considering, over the course of the past year, we have undertaken several transformative projects that have added to our noninterest expense levels, such as: the constructing and staffing of our new Wheeling Banking Center, further developing and scaling out of both our Unified Mortgage and our Treasury Management Programs, investing in new technology and digital transformation platforms and acquiring and developing a property in St. Clairsville, Ohio that will become our Unified Center--- which will house our Accounting, Information Technology and Customer Sales and Service Functions--- we are very happy with the present performance of our Company. With our unwavering focus on growing our Company through investing in its infrastructure, product development and delivery, we strongly believe that these current undertakings… which are dilutive to current financial performance… will provide a pathway to future growth and lead to increasingly higher performance for our Company over the course of the next twelve to twenty-four months, and help us to maintain our overall relevance for many years to come.”

Greenwood further remarked, “As we all know, the economic environment in which we are operating is posing challenges for all businesses with the present high degree of uncertainty that permeates our national and world economies as a result of the tariffs that were announced earlier this year under the guidance of the new administration. This new trade policy--- coupled with a perceived slowing of employment and lingering inflation--- has led many of us to question the future direction of our economy and what impact it will have on the businesses that operate therein, including our Company. Even though we have dealt with changing and somewhat volatile fiscal and monetary policy over the course of the past couple of years, this new economic reality relating to trade policy has only been cast upon us over the course of this past year and the uncertainty relating thereto is still high. In addition--- and, to further add to the uncertainty that permeates our present economy--- our federal government had its longest shutdown in our country’s history during the fourth quarter of this year after Congress failed to pass funding legislation to support its ongoing operation. Regardless of these challenges in 2025, our Company responded in a positive fashion to this continuing economic uncertainty by realizing an increase in its net interest income of $1,659,000, or 6.7%, and seeing its net interest margin increase by nineteen (19) basis points to 3.70% from 3.51%. Of note and evidencing an expansionary trend, on a year-over-year basis for the most recently ended quarter--- the increase in our Company’s net interest income accelerated above the year-to-date level by increasing by $544,000, or 8.6%. We are optimistic that we can continue this current increasing and expansionary trend for both our total interest income and net interest margin as we enter 2026; especially, as the Federal Open Market Committee (FOMC) loosened its monetary policy with three rate cuts over the course of the final four months of the most recently ended year.”

Greenwood continued, “The primary driver of our Company’s growing level of net interest income and expanding net interest margin is the growth trend we have experienced this year in our total assets, which increased on a year-over-year basis by $40.8 million, or 5.0%, to a level of $857.4 million as of December 31, 2025. This growth in total assets is primarily attributed to average loans increasing by $17.0 million, or 3.5%, to a level of $497.9 million; an increased investment in bank owned life insurance during the fourth quarter of $17.5 million (which has an average yield of 6.03%); and, average cash and due from the Federal Reserve Bank increasing by $6.7 million, or 17.5%, to a level of $45.1 million as of the most recently ended year. In addition, throughout this past year we took advantage of heightened yield opportunities presented by the market by executing on a couple of swap-strategies in our municipal securities portfolio. These strategies involved selling $30.2 million in municipal securities with an average taxable equivalent-yield (TEY) of approximately 4.54% and reinvesting a like amount in new municipal securities with an average TEY of approximately 5.93%, an increase of 1.39%... which produces an additional $419,000 in additional interest income on an annualized basis. As an added bonus in executing these aforementioned swap-strategies, our Company was able to realize a gain on sale of these securities of $137,000. This higher level of assets added to our balance sheet over the course of 2025 should continue to help boost the level of interest income that we generate in future periods and further contribute to the corresponding expansion of both our net interest income and net interest margin… especially, if the Federal Open Market Committee (FOMC) continues to lower short term rates as they did over the final four months of 2025. Interestingly, a significant portion of the municipal securities that we hold in our investment portfolio have extended call protection, which should benefit our Company in a falling rate environment. Also, of interest, we continue to see the average yield of our overall loan portfolio increase as many of our loans originated in the zero interest rate-environment of 2020 and 2021 are now repricing in the current interest rate environment; wherein, current loan rates are considerably higher than the initial rates at which these loans were originated. With our present liquidity level at the Federal Reserve and the growth-trend in our core deposits, we will have a sharp focus on continuing to grow our loans outstanding as we enter the year 2026. This anticipated growth in our Company’s gross loans, along with the continued repricing of our loan portfolio, should positively contribute to the aforementioned projection of higher levels of net interest income being realized as we enter the new year.”

Greenwood further noted, “Looking at the interest expense side of the net interest margin, our Company’s total interest expense did increase for the year ended December 31, 2025 by $308,000 or 2.1%. But, of note, comparing the fourth quarter of 2025 to the previous year, during the quarter our Company’s total interest expense declined by $22,000 or 0.60%... the first decline that we have seen in our interest expense levels since the Federal Open Market Committee (FOMC) started tightening monetary policy in March of 2022. It is anticipated that this current trend will continue into the coming year. Overall, the modest increase in total interest expense for UBCP over the course of 2025 was primarily driven by an increase in our total deposits of $27.9 million, or 4.5%, to a level of $641.4 million. This growth in our Company’s total deposits was evenly split between growth in our lower-cost demand and savings balances of $13.8 million, to a level of $459.6 million--- which is seventy-two (72) percent of total deposits--- and higher-cost time balances of $14.0 million, to a level of $181.7 million. Year-over-year as of December 31, 2025, our interest expense to average assets decreased by one (1) basis point to a level of 1.77%. In the present environment in which we operate and as we experienced in the most recently ended-quarter, we do anticipate that we will continue to see a decline in our total interest expense levels as we enter the year 2026, which should further contribute to net interest income expansion and margin accretion.”

Lastly, Greenwood stated, “Even with many of our borrowers experiencing rate resets to levels that may be double their previous rates on their loans in this current higher-rate environment and with the economic uncertainty that continues, we have successfully maintained credit-related strength and stability within our loan portfolio. As of December 31, 2025, our Company’s total nonaccrual loans were $2.3 million, which is 0.46% of gross loans. At year-end, our Company’s nonperforming assets (consisting of nonaccrual loans and OREO) to total assets was 0.56%, which compares favorably to our industry and peer group of financial institutions. In addition, these reported levels continue to be well-below historic levels. Further highlighting the overall strength of our loan portfolio, our Company had net loans charged off (excluding overdrafts) of ($282,000) for 2025, which annualized is (0.06%) of average loans and is in-line with the previous year. Considering some of the economic uncertainty and macroeconomic trends in the current year--- along with the growth in our gross loans--- our Company had a provision for credit loss expense this past year of $674,000, which is an increase of $375,000 year-over-year. This increase in our provision for credit loss expense led to a decrease in our Company’s diluted earnings per share of approximately ($0.054) in 2025.” Greenwood concluded, “Even considering our growing gross loan totals… with the increased provision for credit losses this year and continued solid credit quality-related metrics as of the most recently ended quarter… our Company had a total allowance for credit losses to total loans of 0.87%, which is a five (5) basis point increase over the previous year, and our total allowance for credit losses to nonaccrual loans was 188% as of December 31, 2025. Overall, we firmly believe that we are presently well reserved with strong coverage. Also, our Company remains very well capitalized by regulatory standards with regulatory capital (stockholders’ equity plus accumulated other comprehensive loss (AOCI)) of $75.9 million, or 8.9% of average assets, at the end of this past year.”

Scott A. Everson, Chairman, President and CEO stated, “Considering that the uncertainty within our economy remains elevated due to the new trade policy implemented by our current administration this past year and concerns relating to both the inflation and employment picture at present --- our Company performed in an admirable fashion in 2025. We were happy to see the growth trends that we achieved over the course of the year in both our total deposits and earning assets and are pleased with the current quality of the credit related metrics of our loan portfolio that remain relatively stable and low by historic standards. With the stronger demand for our loan products that we are currently experiencing--- especially, in the relationship-driven, small-business oriented commercial portfolio, which accounts for approximately eighty percent (81%) of our total loans--- we can continue our focus of attracting more deposits to fund this increased loan demand, which will help our Company’s positive pursuit of achieving its goal of growing total assets to a level of $1.0 billion or greater! As we invest in the infrastructure of our Company, we have a lot of positive operating leverage and scale is definitely our friend. We anticipate that this envisioned growth of our Company’s balance sheet should lead to increasing revenue generation and profitability in 2026.”

Everson continued, “Under our Company’s guiding principles and vision, United Bancorp, Inc. (UBCP) has had a goal to grow its asset-base to a level of $1.0 billion (and, beyond) for the past several years. With all of the economic uncertainty and challenges within the past few years with which we have been confronted, our Company adopted a more defensive posture… which sacrificed growth for the sake of maintaining sound performance with a more conservative balance sheet management approach. Beginning in 2024, we began to adopt a more offensive-oriented posture with a focus, once again, on driving the growth of the balance sheet of our Company, which we believe will lead to higher levels of earnings and profitability and ensure our long-term relevance. Several new initiatives which we have previously announced--- and, which we have either already begun or are in the process of implementing--- are key to driving this envisioned growth. A major initiative that our Company undertook was the development and construction of a new regional banking center in the desirable market of Wheeling, West Virginia. We were excited to finally open this modern banking facility and hold our grand opening on December 9, 2025… introducing the Unified Way directly to the Wheeling-market. Even prior to the “official” opening of this new banking center, some of the recent growth within our loan and depository portfolios was directly attributed to this office through the efforts of the business development team that we already had in place for this location in anticipation of its opening. We firmly believe that within five years, this new banking center will be a top performer for UBCP!” Everson further stated, “Another exciting initiative that we established within the last two years--- and more fully developed over the course of the past year by hiring more production staff--- is our Unified Mortgage Division. Once again, last year, this newer division helped our Company produce higher levels of fee income and, as we continue to scale this function more fully, we believe it will only become more lucrative for us. We have also become more focused on developing our Treasury Management function, which focusses on helping our small business customers with cash management, merchant services and payments. Not only does this developing department within our Company help generate higher levels of fee income, it also is key to helping us grow our no or low-cost deposit base… both of which lead to increased profitability. Also, over the course of the past year, UBCP has made a tremendous investment in the area of technology as we focus on digital transformation and omni-channel delivery, which will ensure that we meet the changing needs of our customer base and attract new customers to our Company. We are also in the process of implementing an artificial intelligence (AI) solution, which will help us better serve our customers by more effectively and efficiently responding to and answering customer inquiries on their terms and guiding them to the best financial solutions that better meet their current and changing needs. Lastly, we acquired a property in St. Clairsville, Ohio, which will be known as the Unified Center, that will house the Accounting, Technology and Customer Support functions of our Company. As UBCP has grown and evolved over the course of the past several years (and, as we continue to do so), we have had a need for a facility such as this. I am most excited about the Customer Support function that we are developing at the Unified Center, which will centralize the service function of our Company with team members that are highly skilled and more capable of providing a complete and satisfying “Unified Experience” to our valued customers. In addition, it will have a sales-oriented function, which is anticipated to lead to additional business for our Company (with the help of our AI-solution) by routing inbound inquiries from any banking channel to skilled sales professionals. This process will focus on the attraction and expansion of relationships through more effective on-boarding and cross-selling practices, which will lead to the sale of additional products and services to both our existing and newly prospected customers through this much more efficient and effective delivery channel. The renovation of the Unified Center should be completed by the end of the first quarter of 2026 and we will be ready to begin launching our new and exciting customer-centric solutions later on in this new year.”

Everson continued, “As always, our primary focus is protecting the investment of our shareholders in our Company and rewarding them in a balanced fashion by growing their value and paying an attractive cash dividend. In these areas, our shareholders have been nicely rewarded. In 2025, we, once again, paid both our regular cash dividends and a special dividend to our valued shareholders. With these payouts, the regular cash dividends this past year increased by $0.04 from the previous year to a level of $0.7450, an increase of 5.7%. The special cash dividend paid out in the first quarter of 2025 was $0.175, which was an increase of $0.025, or 16.7%, over the payout the previous year. Overall, in the year-ended December 31, 2025, United Bancorp, Inc. (UBCP) paid total cash dividends to its shareholders in the amount of $0.92, a year-over-year increase of $0.065, or 7.6%, which produces a near-industry leading total dividend yield of 6.4%. This total dividend yield is based on our total cash dividends paid in 2025 divided by our year-end fair market value of $14.35. On a year-over-year basis, the fair market value of our Company’s stock favorably increased by $1.35, or 10.4%, and our market price to tangible book value was 121%, which compares favorably to current industry standards.”

Everson concluded, “Considering that we continue to operate in a challenging economic and a highly competitive industry-related environment, we are very pleased with the current performance of and future prospects for our Company. Even with these challenges, we are very optimistic about the future growth and earnings potential for United Bancorp, Inc. (UBCP). Over the course of the past few years, our Company has become a more fundamentally sound organization with a focus on evolving and growing in order to achieve greater efficiencies and scales and generate higher levels of revenue--- while prudently managing expenses and controlling overall costs. We have and continue to invest in areas that will lead to our continued and future relevancy within our industry. Although such initiatives can stress the short-term performance of our Company, we firmly believe that they will help us fulfill our intermediate and longer-term goals and produce above industry earnings and performance. As previously mentioned, we still have a vision of prudently and profitably growing UBCP to an asset threshold of $1.0 billion, or greater, in the near term. We are truly excited about our Company’s direction and the potential that it brings. With an unwavering focus on continual process improvement, product development and enhanced delivery, we firmly believe the future for our Company is very bright.”

As of December 31, 2025, United Bancorp, Inc. has total assets of $857.4 million and total shareholders’ equity of $70.5 million. Through its single bank charter, Unified Bank, the Company currently has nineteen banking centers that serve the Ohio Counties of Athens, Belmont, Carroll, Fairfield, Harrison, Jefferson and Tuscarawas and Ohio and Marshall Counties in West Virginia. United Bancorp, Inc. trades on the NASDAQ Capital Market tier of the NASDAQ Stock Market under the symbol UBCP, Cusip #909911109.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial assets, and the availability of and costs associated with sources of liquidity. The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.

United Bancorp, Inc,
“UBCP”

	For the Three Months Ended
	December 31,	December 31,	%	$
	2025	2024	Change	Change
Earnings
Interest income on loans	$7,567,323	$6,986,573	8.31%	$580,750
Loan fees	275,093	358,831	-23.34%	$(83,738)
Interest income on securities	2,758,022	2,733,062	0.91%	$24,960
Total interest income	10,600,438	10,078,466	5.18%	$521,972
Total interest expense	3,711,895	3,733,489	-0.58%	$(21,594)
Net interest income	6,888,543	6,344,977	8.57%	$543,566
Provision for credit losses - loans	136,000	124,499	9.24%	$11,501
Provision for credit losses - off balance sheet commitments	50,000	-	N/A
Provision for Credit Loss Expense	186,000	124,499	49.40%	$61,501
Net interest income after provision for credit losses	6,702,543	6,220,478	7.75%	$482,065
Service charges on deposit accounts	822,605	806,297	2.02%	$16,308
Net realized gains on sale of loans	157,815	118,974	32.65%	$38,841
Net realized gain on sale of available-for-sale securities	696,905	-	N/A	$696,905
Other noninterest income	322,242	268,974	19.80%	$53,268
Total noninterest income	1,999,567	1,194,245	67.43%	$805,322
Total noninterest expense	6,729,167	5,631,264	19.50%	$1,097,903
Income before income taxes	1,972,943	1,783,459	10.62%	$189,484
Income tax benefit	(62,353)	(66,353)	-6.03%	$4,000
Net income	$2,035,296	$1,849,812	10.03%	$185,484
Per share
Earnings per common share - Basic	$0.35	$0.31	12.90%	$0.04
Earnings per common share - Diluted	0.35	0.31	12.90%	$0.04
Cash Dividends paid	0.1900	0.1800	5.56%	$0.01
Shares Outstanding
Average - Basic	5,485,917	5,628,948	--------
Average - Diluted	5,485,917	5,628,948	--------

For the Year Ended December 31,	%	$
2025	2024	Change	Change
Earnings
Interest income on loans	$29,676,859	$27,449,379	8.11%	$2,227,480
Loan fees	933,249	876,202	6.51%	$57,047
Interest income on securities	10,878,997	11,195,706	-2.83%	$(316,709)
Total interest income	41,489,105	39,521,287	4.98%	$1,967,818
Total interest expense	15,029,038	14,720,907	2.09%	$308,131
Net interest income	26,460,067	24,800,380	6.69%	$1,659,687
Provision for credit losses - loans	624,000	428,664	45.57%	$195,336
Provision (Credit) for credit losses - off balance sheet commitments	50,000	(130,000)	N/A	$180,000
Provision for Credit Loss Expense	674,000	298,664	125.67%	$375,336
Net interest income after provision for credit losses	25,786,067	24,501,716	5.24%	$1,284,351
Service charges on deposit accounts	3,213,665	2,993,474	7.36%	$220,191
Net realized gains on sale of loans	500,709	482,339	3.81%	$18,370
Net realized gain (loss) on sale of available-for-sale securities	840,530	(115,685)	-826.57%	$956,215
Other noninterest income	1,463,321	1,099,748	33.06%	$363,573
Total noninterest income	6,018,225	4,459,876	34.94%	$1,558,349
Total noninterest expense	24,138,015	21,666,441	11.41%	$2,471,574
Income before income taxes	7,666,277	7,295,151	5.09%	$371,126
Income tax benefit	(86,446)	(107,198)	-19.36%	$20,752
Net income	$7,752,723	$7,402,349	4.73%	$350,374
Per share
Earnings per common share - Basic	$1.34	$1.27	5.51%	$0.070
Earnings per common share - Diluted	1.34	1.27	5.51%	$0.070
Cash Dividends paid	0.9200	0.8550	7.60%	$0.065
Shares Outstanding
Average - Basic	5,492,092	5,539,653	--------
Average - Diluted	5,492,092	5,539,653	--------
Common stock, shares issued	6,213,141	6,203,141	--------
Shares used for Book Value Computation	5,951,822	5,966,278
Shares held as Treasury Stock	261,318	236,863	--------
At year end
Total assets	$857,444,558	$816,657,586	4.99%	$40,786,972
Total assets (average)	847,769,000	828,079,000	2.38%	$19,690,000
Cash and due from Federal Reserve Bank	46,527,916	19,607,748	137.29%	$26,920,168
Average cash and due from Federal Reserve Bank	45,079,000	38,378,000	17.46%	$6,701,000
Securities and other restricted stock	238,234,173	240,631,039	-1.00%	$(2,396,866)
Average Securities and other restricted stock	238,256,000	249,948,000	-4.68%	$(11,692,000)
Bank-owned life insurance	30,920,251	19,851,850	55.76%	$11,068,401
Other real estate and repossessions ("OREO")	2,540,000	3,362,610	-24.46%	$(822,610)
Gross loans	491,628,775	490,971,361	0.13%	$657,414
Average loans	497,858,000	480,838,000	3.54%	$17,020,000
Allowance for credit losses	4,261,310	4,026,259	5.84%	$235,051
Net loans	487,367,465	486,945,102	0.09%	$422,363
Net loans charged off	281,648	204,183	37.94%	$77,465
Net overdrafts charged off	107,300	116,407	-7.82%	$(9,107)
Total net charge offs	388,948	320,590	21.32%	$68,358
Non-accrual loans	2,266,367	736,127	207.88%	$1,530,240
Loans past due 30+ days (excludes non accrual loans)	4,973,084	288,902	1621.37%	$4,684,182
Average total deposits	635,278,000	619,584,000	2.53%	$15,694,000
Total Deposits	641,366,375	613,493,640	4.54%	$27,872,735
Non interest bearing deposits	149,869,503	138,808,227	7.97%	$11,061,276
Interest bearing demand	185,552,355	181,881,838	2.02%	$3,670,517
Savings	124,213,049	125,119,555	-0.72%	$(906,506)
Time	181,731,468	167,684,020	8.38%	$14,047,448
Repurchase Agreements	29,403,253	30,494,260	-3.58%	$(1,091,007)
Shareholders' equity	70,514,721	63,457,305	11.12%	$7,057,416
Common Stock, Additional Paid in Capital	33,285,617	32,576,349	2.18%	$709,268
Retained Earnings	48,576,225	46,306,659	4.90%	$2,269,566
Shares held by Deferred Plan and Treasury Stock	(5,996,621)	(5,326,147)	12.59%	$(670,474)
Accumulated other comprehensive loss, net of taxes	(5,350,500)	(10,099,556)	-47.02%	$4,749,056
Goodwill and intangible assets (impact on Shareholders' equity)	682,493	804,793	-15.20%	$(122,300)
Tangible shareholders' equity	69,832,228	62,652,512	11.46%	$7,179,716
Shareholders' equity (average)	66,344,000	67,733,000	-2.05%	$(1,389,000)
Stock data
Market value - last close (end of period)	$14.35	$13.00	10.38%
Dividend payout ratio (includes special dividend)	68.66%	67.32%	1.98%
Price earnings ratio	10.71	x	10.24	x	4.62%
Market Price to Book Value	121%	115%	5.54%
Book value end of period	11.86	11.34	4.59%
Tangible book value	$11.73	$11.21	4.64%
Annualized yield based on year end close (excluding special Dividend)	5.19%	5.42%	-4.27%
Key performance ratios
Return on average assets (ROA)	0.91%	0.89%	2.30%
Return on average equity (ROE)	11.69%	10.93%	6.93%
Net interest margin (Federal tax equivalent)	3.70%	3.51%	5.41%
Interest expense to average assets	1.77%	1.78%	-0.28%
Total allowance for credit losses to nonaccrual loans	188.02%	546.95%	-65.62%
Total allowance for credit losses to total loans	0.87%	0.82%	5.70%
Nonaccrual loans to total loans	0.46%	0.15%	207.47%
Non accrual loans and OREO to total assets	0.56%	0.50%	11.69%
Net loan charge-offs to average loans (excludes overdraft charge-offs)	0.06%	0.04%	33.22%
Equity to assets at period end	8.22%	7.77%	5.84%